Exhibit 4.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

and

THE PURCHASERS NAMED HEREIN

Dated as of October 6, 2006

i

Schedules and Exhibits

List of Exhibits

Schedule of Purchasers

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of October 6, 2006, by and among Affordable Residential Communities Inc., a Maryland corporation (the “Company”), and the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the “Purchasers” and individually as a “Purchaser”).  The Company and the Purchasers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”  Except as otherwise provided herein, capitalized terms used herein are defined in Section 7 hereof.

WHEREAS, the Company and the Company’s wholly owned subsidiary, ARC Insurance Holdings Inc., a Delaware corporation, entered into a Stock Purchase Agreement (the “NLASCO Agreement”) relating to the proposed acquisition (the “Acquisition”) of NLASCO, Inc., a Delaware corporation (“NLASCO”).

WHEREAS, the Company will consummate a rights offering pursuant to which its existing holders of Common Stock will purchase additional shares of the Company’s Common Stock in connection with the Acquisition (the “Rights Offering”).

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, certain shares of the Company’s Common Stock in connection with the Acquisition on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and intending to be legally bound, the Parties agree as follows:

Section 1.               Authorization and Closing.

1A.          Authorization of the Common Stock.  The Company shall authorize the issuance and sale to the Purchasers of shares of its Common Stock, par value $.01 per share (the “Common Stock”), having the rights and preferences set forth in the Articles of Amendment and Restatement.

1B.          Purchase and Sale of the Common Stock.  At the Closing, the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Common Stock set forth opposite such Purchaser’s name on the Schedule of Purchasers, as updated prior to Closing pursuant to Section 1C to reflect the final Common Stock Amount and Share Purchase Price, at a price per share of Common Stock equal to the Share Purchase Price.  The aggregate purchase price for the Common Stock (the “Common Stock Purchase Price”) purchased by the Purchasers shall be $20,000,000.

1C.          The Closing.  The closing of the purchases and sales of the Common Stock (the “Closing”) shall take place at a location mutually acceptable to the Parties simultaneously with the closing of the Acquisition, subject to the satisfaction or waiver of the conditions to Closing set forth in Section 2 below (the date of the Closing, the “Closing Date”).  At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Common Stock to be purchased by such Purchaser, registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to an account designated by the Company at least two (2) business days prior to the Closing, in the amount set forth opposite such Purchaser’s name on the Schedule of Purchasers.  The stock certificates shall be made available for examination by the Purchasers at least one (1) business day prior to the Closing Date.  The Company shall deliver to the Purchasers a Schedule of Purchasers revised to reflect the final Common Stock Amount and Share Purchase Price at least one (1) business day prior to the Closing Date, which revised Schedule of Purchasers shall be in form and substance reasonably acceptable to the Majority Purchasers.

Section 2.               Conditions of Each Purchaser’s Obligation at the Closing.  The obligation of each Purchaser to purchase and pay for the Common Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

2A.          Representations and Warranties; Covenants.  The representations and warranties contained in Section 6 hereof that are subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Section 6 that are not subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

2B.          NLASCO Acquisition.  The Company shall have consummated, or shall be contemporaneously consummating, the Acquisition on the terms set forth in the NLASCO Agreement and the Company shall not have waived any conditions to the closing of the Acquisition other than as agreed in writing by the Majority Purchasers.

2C.          Articles of Amendment and Restatement.  The Company’s Articles of Amendment and Restatement (the “Articles of Amendment and Restatement”) in effect as of the date hereof shall continue be in full force and effect under the laws of the State of Maryland as of the Closing and shall not have been amended or modified other amendments disclosed to the Purchasers in writing as of the date hereof or as otherwise agreed in writing by the Majority Purchasers.

2D.          Registration Agreement.  The Company shall have delivered to the Purchasers an executed registration rights agreement in form and substance as set forth in Exhibit A attached hereto (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2E.           Shareholder Approvals.  The Company shall have obtained all shareholder consents and approvals required, if any, to authorize, issue and sell the Common Stock hereunder (whether such consents and approvals are required under applicable law or the rules and regulations of the New York Stock Exchange or otherwise).

2F.           Third Party Consents.  The Company shall have received or obtained all third party consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, giving rise to the right of any change of control or similar payments pursuant to, or acceleration of the terms of, any contract, agreement or document to which the Company or any of its Subsidiaries is a party and which is material to the Company, in each case on terms and conditions reasonably satisfactory to the Purchasers.

2G.          Governmental Consents and Approvals.  The Parties shall have received or obtained all governmental and regulatory consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions reasonably satisfactory to the Purchasers (collectively, the “Governmental Approvals”).

2H.          Material Adverse Change.  Since the date hereof, there shall have occurred no event, violation, inaccuracy, circumstance, condition or other matter which has or which could reasonably be expected to have a Material Adverse Effect.

2I.            Securities Law Compliance.  The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Common Stock pursuant to this Agreement in compliance with such laws.

2J.           Listing of Shares.  The Company’s Common Stock shall have been listed for trading on the New York Stock Exchange and shall not have been suspended by the Securities and Exchange Commission or the National Association of Securities Dealers (the “NASD”) from trading on the New York Stock Exchange nor shall suspension by the Securities and Exchange Commission or the NASD have been threatened or be reasonably likely (whether with or without the passage of time).

2K.          Opinion of the Company’s Counsel.  Each Purchaser shall have received from the Company’s general counsel an opinion in form and substance as set forth in Exhibit B attached hereto which shall be addressed to each Purchaser and dated the date of the Closing.

2L.           Litigation.  No action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

2M.         Compliance with Applicable Laws.  The purchase of the Common Stock by each Purchaser hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject such Purchaser to any penalty, liability or other onerous condition under or pursuant to any applicable law or governmental rule or regulation.

2N.          Proceedings.  All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing.

2O.          Closing Documents.  The Company shall have delivered to each Purchaser all of the following documents:

(i)            an Officer’s Certificate, dated the Closing Date, stating that the conditions specified in Section 1A and Section 2 inclusive, have been satisfied in all material respects;

(ii)           a certified copy of the resolutions duly adopted by the Company’s Board authorizing the execution, delivery and performance of the Transaction Documents, the issuance and sale of the Common Stock, the consummation of the Rights Offering, the consummation of the Acquisition and the consummation of all other transactions contemplated by this Agreement and of any resolutions duly adopted by the Company’s shareholders with respect to any of the foregoing;

(iii)          certified copies of the Articles of Amendment and Restatement and the Bylaws as in effect at the Closing;

(iv)          to the extent available, copies of all third party and Governmental Approvals required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of any preemptive rights and rights of first refusal); and

(v)           such other documents relating to the transactions contemplated by this Agreement as any Purchaser may reasonably request.

Any condition specified in this Section 2 may be waived if consented to by each Purchaser; provided that no such waiver shall be effective against any Purchaser unless it is set forth in writing executed by such Purchaser.

Section 3.               Covenants Prior to Closing.

3A.          General.  Each of the Parties shall use reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 2 above).  At the Closing, the applicable Parties shall execute and deliver all of the agreements and instruments contemplated hereby to be executed and delivered by the Parties at the Closing.

3B.          Third Party Notices and Consents.  The Company shall, and shall cause each Subsidiary to, use reasonable efforts to give all required notices to third parties and obtain all required third party consents and waivers in connection with the transactions contemplated by this Agreement (including the initial issuance and purchase of the Common Stock by the Purchasers hereunder).

3C.          Governmental Notices and Consents.  Each of the Parties shall give any notices to, make any filings with, and use reasonable efforts to obtain, any authorizations, consents and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement.  Each Party shall promptly inform the other Parties of any communications to or from the Securities and Exchange Commission or any other Governmental Entity regarding the transactions contemplated by this Agreement.

3D.          Operation of Business.  The Company shall, and shall cause each Subsidiary to, operate its business only in the usual and ordinary course of business consistent with past practice and use reasonable efforts to preserve the goodwill and organization of its business and the relationships with its clients, suppliers, employees and other Persons having business relations with the Company or its Subsidiaries.

3E.           Full Access.  The Company shall (i) permit, and shall cause its Representatives and Subsidiaries to permit, the Purchasers and their Representatives full and complete access (during normal business hours and subject to reasonable advance notice) to the Company’s and its Subsidiaries’ books and records, facilities and personnel, (ii) use reasonable efforts to cause its independent accountants to be available to the Purchasers and their Representatives in the presence of a Representative of the Company  (during normal business hours and subject to reasonable advance notice), in connection with their due diligence review of the Company and its affairs and operations or otherwise in connection with the transactions contemplated hereby and (iii) use reasonable efforts to provide Purchasers and their Representatives access to NLASCO information, personnel and accountants to the extent permitted under the NLASCO Agreement.

3F.           Notice of Material Developments.  Each Party shall give prompt written notice to the other Parties of (i) any material variances in any of its representations or warranties contained in Section 6 or Section 8F below, as applicable, (ii) any material breach of any covenant hereunder by such Party and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement, including the NLASCO Acquisition.

3G.          No Inconsistent Actions.  The Company covenants and agrees that it will not and will not permit any Subsidiary to take any action which is inconsistent in any material respect with their respective obligations under this Agreement or that would hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

Section 4.               Covenants.

4A.          Information.  The Company shall deliver to each Purchaser, with reasonable promptness, such information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 4A may reasonably request:

4B.          Inspection of Property.  The Company shall permit any Representatives designated by each Purchaser, upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers and key employees of the Company and its Subsidiaries, and the Company shall use its reasonable efforts to cause the independent accountants of the Company and its Subsidiaries to be available, in the presence of a Company Representative, to such Purchaser’s or holder’s Representatives.

4C.          Use of Proceeds.  The Company shall not, without the prior written consent of the Majority Purchasers, use the proceeds from the sale of the Common Stock other than to complete the acquisition of NLASCO on the terms set forth in the NLASCO Agreement, and to pay related costs, fees and expenses.

4D.          Public Disclosures.  After the date hereof, the Company shall not, nor shall it permit any Subsidiary to, disclose any Purchaser’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case, unless otherwise prohibited by applicable law, prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

4E.           Confidentiality.

(i)            Each Purchaser shall hold, and shall use its reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or national stock exchange, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to the such Purchaser, except to the extent that such information can be shown to have been (a) previously known on a non-confidential basis by the Purchaser or such Representatives, (b) in the public domain through no fault of such Purchaser or its Representatives (acting in their capacity as such or with respect to information received in their capacity as such) or (c) later acquired by such Purchaser or its Representatives from sources other than the Company or any of its Subsidiaries not known by such Purchaser or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that a Purchaser may disclose such information if required by applicable law, subject to compliance with Section 4E(ii); provided further that a Purchaser may disclose such information to any of its Representatives in connection with the transactions contemplated by this Agreement or its ownership of the Common Stock and monitoring of its investment therein so long as such Persons are informed by the Purchaser of the confidential nature of such information and are directed by such Purchaser to treat such information confidentially; provided further that the Purchaser may disclose such information in connection with a sale or transfer (or prospective sale or transfer) permitted by Section 5A of any Common Stock if such Purchaser’s transferee (or prospective transferee) agrees to be bound by the provisions of this section.  Each Purchaser agrees that it shall not and it shall cause each of its Representatives not to use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Company and in connection with the transactions contemplated by this Agreement.

(ii)           In the event any of the holders of Common Stock or anyone to whom any of the holders of Common Stock transmit confidential information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any such information, such Purchaser shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive such holder’s compliance with the provisions of this section.  In the event that such protective order or other remedy is not obtained sufficiently promptly so as not to adversely affect such Purchaser or those of its officers, directors, employees, accountants, counsel, consultants, advisors and agents as to whom the information has been requested or required, or the Company waives such holder’s compliance with the provisions of this Agreement, such holder will furnish only that portion of such information that such holder is advised by counsel is legally required and shall, at the Company’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

4F.           Board Observer.  The Majority Purchasers may designate an individual (the “Observer”) who shall be entitled to notice of all Board meetings and distributions of all Board materials in the same manner and at the same time as such notices and materials are provided to members of the Board, and shall be entitled to attend and participate in all Board meetings as an observer (but not to vote on any matters thereat), with expenses reimbursed on the same terms as those of the members of the Board.  Notwithstanding the preceding sentence, the Board may restrict the Observer’s attendance as an observer at any meeting of the Board if the Board, based upon the advice of counsel, determines that such attendance at a meeting could cause the Company to lose the benefit of protection in respect of what would otherwise be privileged communications.

Section 5.               Transfer of Restricted Securities.

5A.          General Provisions.  Restricted Securities are transferable only pursuant to (i) a public offering registered under the Securities Act, (ii) in-kind distributions by any holder that is an investment fund to its partners or members, (iii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and, as applicable, if the holder thereof makes available to the Company in advance of such transfer information demonstrating compliance with Rule 144 or Rule 144A of the Securities and Exchange Commission, or (iv) any other legally available means of transfer.

5B.          Rule 144A.  Upon the request of any holder of Restricted Securities, the Company reasonably promptly shall supply to such holder or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

5C.          Restrictive Legends.  Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION

STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLIANCE WITH RULE 144 OR PURSUANT TO ANOTHER EXEMPTION.  THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT.”

Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of the like tenor not bearing a Securities Act legend of the character set forth in Section 5C.

5D.          Legend Removal.  If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 5C from the certificates for such Restricted Securities.  In addition, if in connection with any transfer the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis LLP or such other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, then the Company promptly upon such contemplated shall transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 5C.

Section 6.               Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser that:

6A.          Organization; Ownership; Power; Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified as a foreign corporation or be in good standing would not have a Material Adverse Effect.  The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted except such as would not reasonably be expected to have a Material Adverse Effect.  The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into this Agreement and the agreements contemplated hereunder and to carry out the transactions contemplated hereunder.

6B.          Subsidiaries.  Each of the Company’s Subsidiaries is duly organized, validly existing as a corporation, general partnership, limited partnership, limited liability company, closed joint stock company or similar entity, and in good standing under the laws of the jurisdiction of its organization and is duly qualified as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified as a foreign corporation or be in good standing would not have a Material Adverse Effect.  Each Subsidiary possesses all requisite organizational power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted except such as would not reasonably be expected to have a Material Adverse

Effect.  All of the issued and outstanding shares of capital stock or other ownership interests of each such Subsidiary are duly authorized and are validly issued, fully paid and non-assessable (to the extent applicable) and owned by the Company, directly or through Subsidiaries except such as would not reasonably be expected to have a Material Adverse Effect.

6C.          Capital Stock and Related Matters.

(i)            As of October 6, 2006, the authorized capital stock of the Company consists of (a) 10,000,000 shares of preferred stock, of which 5,000,000 shares are designated as Series A Cumulative Redeemable Preferred Stock (all of which are issued and outstanding), and (b) 100,000,000 shares of Common Stock, of which 41,329,705 shares are issued and outstanding and 500,000 shares are reserved under the Permitted Stock Plans (of which options for 500,000 shares of Common Stock have been granted).  Except as set forth above or as disclosed in the Company SEC Reports, neither the Company nor any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans.  Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock except pursuant to the Articles of Amendment and Restatement.  All of the outstanding shares of the Company’s capital stock are validly issued, fully paid and nonassessable.

(ii)           There are no statutory or, to the Company’s Knowledge, contractual shareholders’ preemptive rights or rights of refusal with respect to the issuance or sale of the Common Stock hereunder.  The Company has complied with all applicable federal or state securities laws in connection with the offer, sale and issuance of the Common Stock hereunder, and such offer, issuance and sale do not require registration under the Securities Act or any applicable state securities laws.  Except such as would not reasonably be expected to have a Material Adverse Effect, the Company has complied with all applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock.  Except as disclosed in the Company SEC Reports, there are no agreements between the Company and any of its shareholders or, to the Company’s Knowledge, among any of the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

6D.          Authorization; No Breach.  The execution, delivery and performance of each of the Transaction Documents and the offering, sale and issuance of the Common Stock to the Purchasers have been duly authorized by all necessary corporate action on the part of the Company.  Each of the Transaction Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.  The offering, sale and issuance of the Common Stock hereunder, the execution and delivery by the Company of each of the Transaction Documents and the fulfillment of and compliance with the other respective terms hereof and thereof by the Company, do not and will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s or any Subsidiary’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under or claim any change of control or similar payments pursuant to, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or the Bylaws or the bylaws of any Subsidiary, or any law or statute or any rule, regulation, order, writ, injunction or decree of any court or administrative government body or agency to which the Company or any Subsidiary is subject, or any material agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject.

6E.           SEC Reports and Financial Statements.  To the Company’s Knowledge:

(i)            The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed, as such documents may have been amended or supplemented with the SEC since the time of filing (the “Company SEC Documents”). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document.  Each of the Company SEC Documents, (i) as of the filing date of such report, complied with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act, as the case may be, and, to the extent then applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6E, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

(ii)           The certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company SEC Documents (collectively, the “Certifications”), were true and correct as of the date of filing thereof.  Nothing has come to the attention of the principal executive officer or principal financial officer of the Company that would preclude each of them from being able to make the Certifications in the Company’s next quarterly report on Form 10-Q when due.

(iii)          The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (A) any control deficiencies in the design or operation of internal controls that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries.  The Company has delivered or made available to the Majority Purchasers a summary of any such disclosure made by management to the Company’s auditors or the Audit Committee of the Company’s Board of Directors.  No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2006 (nor has any such deficiency or weakness since been identified).  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, alleging improper accounting or auditing practices, procedures, methodologies or methods or internal accounting control procedures of the Company or any of its Subsidiaries, including any complaint, allegation or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.  Since June 30, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact or circumstance that is reasonably likely to result in a substantial change to the Company’s internal controls over financial reporting.

(iv)          The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance with the provisions of the Sarbanes-Oxley Act to the extent applicable to the Company and with the listing and other rules and regulations of The New York Stock Exchange to the extent applicable to the Company, and has not received any notice from The New York Stock Exchange asserting any non-compliance with such rules and regulations.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged, or modified (in any material way) personal loans to any executive officer or director of the Company. The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(v)           The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(vi)          The financial statements of the Company for the fiscal year ended December 31, 2005 (the “Company Financial Statements”), and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “SEC Financial Statements”) complied, as of their respective dates of filing with the SEC, or with respect to unaudited financial statements, as of the date of this Agreement, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein).

(vii)         Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including  any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s financial statements.

6F.           No Material Adverse Effect.  Since December 31, 2005, there has occurred no event, circumstance or condition which has had or which could reasonably be expected to have a Material Adverse Effect.

6G.          Absence of Certain Developments.

(i)            Except as expressly contemplated by this Agreement, the NLASCO Agreement, in connection with the Rights Offering or the transactions contemplated hereunder or thereunder or as disclosed in the SEC Reports, since December 31, 2005, neither the Company nor any of its Subsidiaries has:

(a)           issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities except those issued pursuant to the Permitted Stock Plans or otherwise pursuant to the terms of the amended and restated agreement of limited partnership for Affordable Residential Communities LP;

(b)           borrowed any amount (except for intercompany loans) or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and material liabilities under contracts entered into in the ordinary course of business;

(c)           discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

(d)           other than as has been publicly announced by the Company, declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(e)           except in the ordinary course of business, mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

(f)            sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any material debts or claims;

(g)           entered into any agreement to acquire the capital stock or other equity interests of any Person;

(h)           suffered any extraordinary losses or waived any rights of material value, other than in the ordinary course of business or consistent with past practice; or

(i)            agreed, whether orally or in writing, to do any of the foregoing.

(ii)           Neither the Company nor any Subsidiary has at any time made any bribes, kickback payments or other illegal payments.

6H.          Litigation, etc.  Except as disclosed in the SEC Reports or such as are not required to be disclosed in the SEC Reports, there are no material actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary (or pending or, to the Knowledge of the Company, threatened against or affecting any of the officers, directors or employees of the Company and its Subsidiaries with respect to their businesses or proposed business activities), or pending or threatened by the Company or any Subsidiary against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any Subsidiary is subject to any material arbitration proceedings under collective bargaining agreements or otherwise or any material governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the Company’s Knowledge, there is no basis for any of the foregoing.  Neither the Company nor any Subsidiary is subject to any material judgment, order or decree of any court or other governmental agency, and neither the Company nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

6I.            Brokerage, etc.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the purchase of Common Stock by the Purchasers contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary and the Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

6J.           Governmental Consent, etc.  No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement (including the issuance and sale of the Common Stock to the Purchasers hereunder) or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby, or if any such consent, approval or authorization is required, it will be obtained by the Company prior to the Closing.

6K.          Compliance with Laws.  Except as disclosed in the SEC Reports, the Company and each of its Subsidiaries has complied and is in material compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation and ownership of its business and the maintenance and operation of its properties and assets and no notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a material violation of any such laws, ordinances, codes, rules, requirements or regulations.  The Company and each of its Subsidiaries holds and is in material compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditation and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the occupation and ownership of its properties and facilities.  No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing.

6L.           Proxy Statement.  The proxy statement filed with the Securities and Exchange Commission with respect to the transactions contemplated hereby (the “Proxy Statement”), including any amendments or supplements thereto, shall not (except for omitted information to be filed by amendment and other changes required as a result of developments subsequent to the date of filing), at the time filed with the Securities and Exchange Commission, and shall not, as of the date mailed to the Company’s shareholders or at the time of the shareholders meeting to approve the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  The Proxy Statement will comply as to form and content in all material respects with the requirements of the Securities Exchange Act and the applicable rules of the Securities and Exchange Commission thereunder.

6M.         NLASCO Representations.  The representations and warranties contained in Section 4 of the NLASCO Agreement are true and correct in all material respects as of the Closing Date.

6N.          Disclosure.  Neither this Agreement, any of the Exhibits or Schedules attached hereto or delivered in connection herewith nor any of the written statements, documents, certificates or other items prepared and supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

6O.          Closing Date.  The representations and warranties of the Company contained in this Section 6 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company to any Purchaser at the Closing shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

Section 7.               Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Articles of Amendment and Restatement” has the meaning given to such term in Section 2D above.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

“Board” means the Company’s board of directors.

“Closing” has the meaning given to such term in Section 1C above.

“Closing Date” has the meaning given to such term in Section 1C above.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Common Stock Amount” means the number of shares of Common Stock equal to $20,000,000 divided by the Share Purchase Price in effect at Closing.  For each Purchaser, the number of shares of Common Stock it will purchase at the Closing is equal to the Common Stock Amount multiplied by a fraction, the numerator of which is the amount of Common Stock Purchase Price set forth across from such Purchasers name on the Schedule of Purchasers and the denominator of which is the Common Stock Purchase Price.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to the definition of Share Purchase Price regardless of whether the Convertible Securities are actually exercisable at such time.

“Common Stock Purchase Price” has the meaning given to such term in Section 1B above.

“Company Parties” has the meaning given to such term in Section 3M(i) above.

“Confidentiality Agreement” means any agreement respecting the confidential treatment of information with respect to the Company entered into between the Company and any Purchaser or its Affiliates prior to the date hereof.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Approvals” has the meaning given to such term in Section 2H above.

“Governmental Entity” means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory or administrative subdivision, department, authority, agency, commission, board, bureau, court of instrumentality or arbitrator of any kind.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for

“withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; provided that “Indebtedness” shall not include any loans between the Company and/or its Wholly-Owned Subsidiaries.

“Indemnified Liabilities” has the meaning given to such term in Section 8E(i) below.

“Indemnitees” has the meaning given to such term in Section 8E(i) below.

“Initial Share Price” means $9.58.

“IRC” means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” means the balance sheet included in the consolidated annual financial statements of the Company and its Subsidiaries as of December 31, 2005, for the 12 month period then ended, and included in the Company’s SEC Reports.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Majority Purchasers” means, as of any date of determination, the Purchasers set forth on the Schedule of Purchasers who would purchase a majority of the Common Stock being offered at the Closing if the Closing were to occur on such date of determination.

“Market Price” of any security means, as of a given date, the average, over a period of ten days consisting of the day as of which “Market Price” is being determined and the nine consecutive trading days prior to such day, of the closing prices of such security’s sales on the New York Stock Exchange, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day.

“Material Adverse Effect” means an event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Acquisition or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: any material adverse change, event, circumstance or development with respect to, or effect resulting from, (A) changes after the date of this Agreement in the United States or global economy or capital markets in general that do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) changes after the date of this Agreement in applicable law or in GAAP, (C) changes in the market price or trading volume of the Company Common Stock (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), and (D) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing.

“Knowledge”, as it pertains to the Company or its Subsidiaries, means the actual knowledge after reasonable inquiry of Larry D. Willard, Lawrence E, Kreider, James F. Kimsey and Scott L Gesell.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer (in his capacity as an officer of the Company and not in his personal or any other capacity), stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Party” or “Parties” has the meaning given to such term in the Preamble above.

“Permitted Liens” means:

(i)            tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(ii)           deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)          purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement;

(iv)          interests or title of a lessor under any lease permitted by this Agreement;

(v)           mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

(vi)          easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries; and

(vii)         liens outstanding on the date hereof which secure Indebtedness and which are described in the schedules to this Agreement.

“Permitted Stock Plans” means the following stock option plans of the Company: the 2003 Equity Incentive Plan and the Management Incentive Plan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Proxy Statement” has the meaning given to such term in Section 6L above.

“Purchaser” or “Purchasers” has the meaning given to such term in the Preamble above.

“Registration Agreement” has the meaning given to such term in Section 2E above.

“Representative” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting for or on behalf of, such Person.

“Restricted Securities” means (i) the Common Stock issued hereunder, and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 5C(i) have been delivered by the Company in accordance with Section 5D.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 5C(i).

“Rights Offering” has the meaning given to such term in the recitals hereto.

“SEC Reports” has the meaning given to such term in Section 6E(i) above.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Share Purchase Price” means the Initial Share Price; provided that if and whenever on or after the date hereof and prior to April 30, 2007, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Share Purchase Price in effect immediately prior to such time, including without limitation in the Rights Offering, then immediately upon such issue or sale the Share Purchase Price shall be reduced to the Share Purchase Price determined by dividing:

(A) the sum of (x) the product derived by multiplying the Share Purchase Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by

(B) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

If the Company in any manner issues or sells any Convertible Securities (directly or indirectly) convertible into or exchangeable for Common Stock and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Share Purchase Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such stock or securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issue or sale of such Convertible Securities for such price per share.  For the purposes of this paragraph, the “price per share for which Common Stock is issuable upon conversion or exchange thereof” is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  Notwithstanding the foregoing, “Subsidiary” also shall include each “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes of this Agreement, if the context does not otherwise specify in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to a Subsidiary of the Company.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transaction Documents” means this Agreement (including all exhibits attached hereto), the Registration Agreement, and any other agreements entered into between the Company and any Purchaser after the date hereof and on or prior to the Closing Date and any certificate executed and delivered on or prior to the Closing pursuant to Section 2.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 8.               Miscellaneous.

8A.          Termination.

(i)            Conditions of Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Majority Purchasers and the Company;

(b)           by the Majority Purchasers if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Company in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto or delivered in connection herewith; or

(c)           by the Majority Purchasers or the Company if the transactions contemplated hereby have not been consummated by April 30, 2007 (the “Termination Date”); provided, however, that neither the Majority Purchasers nor the Company shall be entitled to terminate this Agreement pursuant to this Section 8A(i)(c) if such party(ies) has breached any representation, warranty, covenant or agreement in this Agreement.

(ii)           Effect of Termination.   In the event of termination of this Agreement by either the Majority Purchasers or the Company as provided by Section 8A above, this Agreement shall forthwith become void and of no further force and effect, except that (i) the covenants and agreements set forth in this Section 8 shall survive such termination indefinitely, and (ii) nothing in this Section 8A shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

8B.          Fees and Expenses.  Whether or not the Closing occurs, the Company shall pay, and hold the Purchasers harmless against liability for the payment of, their actual out-of-pocket costs and expenses (including, without limitation, attorneys’, accountants’, consultants’ and other advisors’ fees and expenses) arising in connection with:  (a) the advisory services provided to the Company by the Purchasers with respect to the NLASCO Acquisition, (b) the due diligence review of the Company and its Subsidiaries, the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, (c) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the agreements contemplated hereby (including, without limitation, in connection with any proposed merger, sale or recapitalization of the Company), (d) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Common Stock, and (e) any filing with any Governmental Entity with respect to its investment in the Company or any other filing with any Governmental Entity with respect to the Company which mentions such Person (unless otherwise provided in the Registration Agreement).

8C.          Remedies.  Each Purchaser shall have all rights and remedies set forth in this Agreement and the Articles of Amendment and Restatement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights available under applicable law.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

8D.          Indemnification.

(i)            Indemnification of Purchasers.  In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Common Stock hereunder and in addition to all of the Company’s other obligations under this Agreement and the other agreements contemplated hereby, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each Person, if any, who controls any

Purchaser within the meaning of Section 15 of the Securities Act of Section 20 of the Securities Exchange Act, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, diminution of value, costs, penalties, fees, liabilities and damages, and reasonable actual expenses incurred in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance or enforcement of this Agreement and each of the other Transaction Documents and any other instrument, certificate, document or agreement executed pursuant hereto by any of the Indemnitees, or (b) any breach of any covenant, agreement representation or warranty of the Company under this Agreement or any other Transaction Document, except in each case to the extent such Indemnified Liabilities directly result from the particular Indemnitee’s gross negligence or willful misconduct or any breach of the representations and warranties set forth in this Agreement by such Indemnitee.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii)           Actions against Parties; Notification.  Each Indemnitee shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the Indemnitee) also be counsel to the Indemnitee.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the Indemnitees (such consent not to be unreasonably withheld; provided, however, that any Indemnitee may withhold consent in its sole and absolute discretion to any settlement (A) with respect to which the matter for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation brought against such Indemnitee, (B) if the Indemnitee reasonably believes the settlement, compromise or consent to the entry of any judgment would be detrimental to or injure the Indemnitee’s reputation or future business prospects or (C) which would result in an injunction or equitable relief against the Indemnitee), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect to which indemnification or contribution could be sought under this Section 8D (whether or not the Indemnitees are actual or potential parties thereto), unless such settlement, compromise or consent (a) includes an unconditional release of each indemnified party from all liability arising out of such litigation investigation, proceeding or claim and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

8E.           Purchaser’s Investment Representations.  Each Purchaser hereby represents and warrants for itself individually and not jointly and severally, that:

(i)            Organization, Good Standing, Power, Authority, Etc.  Such Purchaser is validly organized and existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to execute and deliver each of the Transaction Documents to which such Purchaser is a party, and to perform its obligations hereunder or thereunder.  Such Purchaser has taken all necessary corporate or other organizational action in order to authorize the execution and delivery of each of the Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby or thereby, and each such agreement is a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

(ii)           No Conflicts; No Consents.  Neither the execution nor delivery of any of the Transaction Documents to which such Purchaser is a party nor the consummation by such Purchaser of the purchase of the Common Stock contemplated hereby will conflict with, or result in any violation of, or constitute any default under, any provision of such Purchaser’s organizational documents.  Such Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by such Purchaser (but in no event including any consent, approval or authorization of any governmental or regulatory authority necessitated by the status of the Company or its business) in order to execute, deliver and perform its obligations under this Agreement.

(iii)          Investor Suitability.  Such Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(iv)          Disclosure of Information.  Such Purchaser acknowledges that it or its representatives have been furnished with all information regarding the Company and its business, assets, results of operations and financial condition that the Purchaser has requested.  Such Purchaser has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, and financial condition and the terms and conditions of the issuance of the Securities; however, no representations or warranties have been made by the Company to the Purchasers in their capacity as Purchasers except as are set forth in this Agreement.

(v)           Investment Experience.  Such Purchaser represents that it has such knowledge, experience and skill in evaluating and investing in common and preferred stocks and other securities, based on actual participation in financial, investment and business matters, so that each is capable of evaluating the merits and risks of an investment in the Common Stock and has such knowledge, experience and skill in financial and business maters that each is capable of evaluating the merits and risks of the investment in the Company and the suitability of the Common Stock as an investment and can bear the economic risk of an investment in the Common Stock.

(vi)          Brokerage.  No broker, finder or other party is entitled to receive from such Purchaser, any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which the Company could have any liability or responsibility.

(vii)         Purchase for Own Account.  Such Purchaser is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser or subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof.

8F.           Consent to Amendments.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Majority Purchasers outstanding at the time the amendment or waiver becomes effective or, in the case of any amendment or waiver prior to the Closing, only if the Company has obtained the consent of the Majority Purchasers.  No other course of dealing between the Company and the Purchasers or any delay in exercising any rights hereunder or under the Articles of Amendment and Restatement or Registration Agreement shall operate as a waiver of any rights of any such Purchasers.

8G.          Survival of Representations and Warranties.  None of the representations and warranties contained herein shall survive the Closing of the transactions contemplated hereby, except that the representations and warranties contained in Section 6E shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

8H.          Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Common Stock.

8I.            Generally Accepted Accounting Principles.  Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

8J.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8K.          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

8L.           Descriptive Headings; Interpretation.  The descriptive headings and captions used in this Agreement and the table of contents to this Agreement are for convenience and reference purposes only and shall not constitute a substantive part of, or affect in any way the meaning or interpretation of, this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered in connection herewith and not otherwise defined therein shall have the meanings set forth in this Agreement.  The use of the word “including” herein shall mean “including without limitation.”  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

8M.         Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

8N.          Notices.  All notices, demands or other communications to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Company at the address indicated below and to the Purchasers at the addresses indicated on the Schedule of Purchasers attached hereto:

Affordable Residential Communities, Inc.

7887 East Belleview Avenue, Suite 200

Englewood, CO 80111

Attn:  Larry D. Willard

Telecopy No.: (303) 383-7547

with a copy to:

Scott L. Gesell

ARC - 7887 East Belleview Avenue, Suite 200

Denver, CO  80111

Telecopy No.: (303) 383-7506

or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.

8O.          Press Releases.  None of the Parties will issue any press release or public statement with respect to the transactions contemplated hereby without the prior consent of the Company and the Majority Purchasers, except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange (with it being understood, however, that the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or public announcement).  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be agreed upon by the Company and the Purchasers prior to the issuance thereof (but the content thereof shall be subject to the requirements of applicable law and any obligations pursuant to any listing agreement with any national securities exchange).

8P.           No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8Q.          Complete Agreement.  Except as otherwise expressly set forth herein, this Agreement and the other agreements, certificates and instruments expressly required to be delivered hereby embody the complete agreement and understanding of the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, including the Confidentiality Agreement.  The parties hereto acknowledge and agree there are no oral understandings or agreements between them with respect to the subject matter hereof.

*              *              *              *              *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	Scott L. Gesell
Its:	Executive Vice President

FLEXPOINT FUND, L.P.

By:	/s/ Christopher Ackerman
Its:	Vice President

LIST OF EXHIBITS

Exhibit A   -   Registration Agreement

Exhibit B   -   Legal Opinion

SCHEDULE OF PURCHASERS

Names and Addresses	Total No. of Shares of Common Stock	Share Purchase Price	Total Purchase Price for Common Stock

Flexpoint Fund, L.P. c/o Flexpoint Partners, LLC 676 North Michigan Avenue Suite 3300 Chicago, Illinois 60611 Attention: Donald J. Edwards	2,087,682.67	$9.58	$20,000,000

TOTAL	2,087,682.67		$20,000,000